Exhibit 10.8

PROFESSIONAL SERVICES AGREEMENT
WHEREAS, L-3 Communications Corporation and its direct and indirect Subsidiaries (hereinafter “L-3” or “Buyer”) desire to secure professional services, as identified herein; and
WHEREAS, Robert W. Drewes (hereinafter “Supplier”), desires to perform these professional services:
NOW THEREFORE, in consideration for these premises, the parties agree as follows:
1.	DEFINITIONS AND ATTACHMENTS.
1.1.	Any Attachments to this Professional Services Agreement referenced herein are fully incorporated and form a part of this agreement (hereinafter, “Agreement”).

1.2.	“Subsidiary” means a corporation, company, or other entity: (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority); or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but at least fifty percent (50%) of the ownership interest representing the right to make the decisions for such operations, company, or other entity is now or hereinafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
2.	SCOPE OF WORK. This Agreement is not a Purchase Order and does not authorize Supplier to provide any services. Services shall be identified by L-3 in written Statements of Work (“SOW”). L-3 may issue Purchase Orders to Supplier from time to time during the term of this Agreement for payment of services set forth in specific SOW executed by both parties hereto. Supplier’s sole authorization to perform any services for L-3 is receipt of an executed SOW and a written Purchase Order.

3.	TERM OF AGREEMENT. This Agreement is intended to be a master set of terms and conditions between L-3 and Supplier. This Agreement shall be effective upon execution hereof, and shall continue until terminated by either party as provided for herein. Termination or expiration of a specific SOW shall not affect termination of this Agreement or other SOW then in effect.

4.	COMPENSATION.
4.1.	Supplier shall invoice L-3 at the address specified in the SOW and L-3 shall pay Supplier at the rate set forth in each SOW referencing this Agreement.

4.2.	Payments made under this Agreement shall be at a rate commensurate with the value of the services described in the applicable SOW. These payments shall not include any amount which will be used improperly by Supplier to influence the actions of another person on L-3’s behalf. L-3 shall be responsible for the payment of all taxes based upon the services and/or materials provided by Supplier except for taxes based upon Supplier’s income, the income of Supplier’s personnel, agents or subcontractors, or any Federal, State or local employment taxes assessed to Supplier. All undisputed invoices will be paid thirty (30) days from the date of receipt unless otherwise agreed upon in writing.
5.	REIMBURSABLE EXPENSES.

L-3 shall reimburse Supplier for reasonable expenses incurred for meals, lodging, and travel (air coach rates), as set forth in Attachment A and for which funding has been previously authorized in a L-3 Purchase Order. Supplier shall invoice L-3 for actual, substantiated expenses and L-3 shall pay Supplier net thirty (30) days after receipt of an undisputed invoice. Such expense of this clause shall not exceed the amount set forth in the applicable SOW or Purchase Order for the period of this Agreement without the prior written authorization by L-3.

6.	SUPPLIES AND EQUIPMENT. L-3 shall provide to Supplier samples, materials, supplies, equipment, services, or the like, as deemed necessary by L-3 in order for Supplier to perform Supplier’s services according to this Agreement. If it is not appropriate or convenient for L-3 to supply materials to Supplier directly, Supplier may, with the prior written authorization of L-3, obtain these items from other sources, whereupon L-3 shall reimburse Supplier. Upon request by L-3, samples, materials, supplies, and equipment provided or paid for by L-3 shall be returned to L-3 by

PROFESSIONAL SERVICES AGREEMENT
Supplier within ten (10) working days of one of the following events: (i) termination of the Agreement or SOW; (ii) completion of work in support of a SOW; or (iii) upon L-3’s request. Supplier shall reimburse L-3 for any lost or damaged equipment.

7.	COMMUNICATION AND ADMINISTRATION. For and on behalf of L-3, the person designated in the SOW or applicable Purchase Order shall have cognizance of the services provided pursuant to this Agreement, and liaison and general administration of the Agreement for L-3 shall be through the designated person. All invoices, statements, reports, loaned supplies, and equipment shall be sent directly to this individual. Supplier understands and agrees all commitments or changes affecting price, quantity, or other terms of the Agreement must be coordinated with the L-3 buyer designated on the applicable SOW.

8.	RIGHTS IN WORK PRODUCT.
8.1.	The work product of Supplier’s services, including results, and all ideas, developments, and inventions which Supplier conceives or reduces to practice during the course of its performance under this Agreement (“Deliverable Work”) shall be the exclusive property of L-3. This information, material, and any such inventions shall be deemed L-3 PROPRIETARY INFORMATION and shall not be disclosed to anyone outside of L-3 or used by Supplier or others without the prior written consent of L-3. Any article, paper, treatise, computer program, or report prepared by Supplier pursuant to this Agreement or which discusses the services performed hereunder, or the results thereof (written data), and which qualifies as a “work for hire” under the copyright laws of the United States, shall be the exclusive property of L-3 as “work for hire.” All right, title, and interest, including any copyright in, and to any written data which does not qualify as a “work-for-hire,” shall be deemed to have been automatically transferred to L-3 from the date of inception thereof. Upon L-3’s request, Supplier shall execute any document and render such other assistance as reasonably necessary to perfect full right, title, and interest worldwide in the written data, including formal conveyance of copyright. Written data shall not be published or submitted for publication by Supplier without the prior written approval of L-3. Further, if any such articles, paper, treatise, computer program, or report includes work previously copyrighted by Supplier or a third party, Supplier shall provide L-3 a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

8.2.	During the period of this Agreement and thereafter, at any reasonable time when called upon to do so by L-3, Supplier shall execute patent applications, assignments to L-3, and other papers, and to render such other assistance that L-3 believes necessary to secure for L-3 the full protection and ownership of all rights in, and to the work product of the services performed by Supplier. The filing of patent applications on inventions made by Supplier shall be decided by L-3 and shall be for such countries as L-3 shall elect. L-3 shall bear all expense in connection with preparation, filing, and prosecution of applications for patents, and for all matters provided in this paragraph requiring the time and/or assistance of Supplier as to inventions.
9.	SAFETY. It is not possible nor is it our intention to delineate every safety requirement in this section. The Supplier is expected to adhere to all applicable Federal, State laws and requirements including the Occupational Safety and Health Act (OSHA) and other pertinent site access security policies, regulations, codes and safety standards of L-3. This section is not a supplement or substitute to OSHA or L-3’s Safety Standards. Supplier shall adhere to all L-3 Standard Policies, Procedures and Safety Standards.
9.1	The Supplier shall, at L-3’s request, provide any safety records including proof of safety training, Worker’s Compensation Insurance experience modification rate and other OSHA total recordable injury rates. The Supplier will report all work related injuries immediately to the authorized L-3 representative, Facilities Coordinator, and L-3 Health Center.
10.	WARRANTIES AND INDEMNITY.
10.1.	Supplier warrants the services provided to L-3 will be performed in a professional and competent manner. Furthermore, Supplier warrants that services and Deliverable Work will conform to the specifications of each SOW.

10.2	Supplier warrants that the services and Deliverable Work provided under this Agreement will be compliant with and comprehend the year 2000 century date change. Supplier’s obligations under this warranty include,

PROFESSIONAL SERVICES AGREEMENT
but are not limited to, the duty to ensure that the services and Deliverable Work will not (i) have any operational impediments; (ii) malfunction; (iii) cease to perform; (iv) generate incorrect or ambiguous data; and/or results, with respect to same-century and multi-century formulas, functions, data; and/or (v) produce incorrect or ambiguous results, with respect to same-century and multi-century formulas, functions, date values and date-data interfaces. L-3 reserves all remedies for any breach of this warranty by Supplier.

10.3.	Supplier shall indemnify and hold harmless L-3, its employees and agents, from and against any claims, demands, loss, damage, or expense relating to bodily injury or death of any person, or damage to real and/or tangible personal property incurred while Supplier is performing services, and to the extent proximately caused by the negligent or willful acts or omissions of Supplier, its personnel, agents, or subcontractors in the performance of services hereunder.

10.4.	Supplier hereby represents that it has, or will have, prior to commencement of work by any individual, valid and sufficient arrangements or agreements with its employees and/or third parties, such that (i) the ownership of any and all inventions made by an employee and/or third party vests in Supplier; and (ii) they agree to be bound by the confidentiality requirements in this Agreement and subsequent nondisclosure agreement(s) executed by the parties. Further, Supplier warrants that it will not deliver to L-3 Deliverable Work which would infringe any duly issued patent or copyright or any trade secret or other intellectual property rights or other proprietary rights of a third party.

10.5	Supplier shall defend, at its expense, any action brought against L-3 to the extent that it is based on a claim that Deliverable Work performed under this Agreement, provided by Supplier and its personnel or agents or subcontractors, constitutes an infringement of any duly issued patent or copyright or of any trade secrets or other intellectual property rights or other proprietary rights of a third party, and Supplier will pay all damages and costs awarded against L-3, including any settlement amount agreed to be paid, and related expenses in such action that are attributable to such claim, provided Supplier is promptly informed in writing and furnished a copy of each communication, notice, or other action related to the alleged infringement and is given authority, information, and reasonable assistance at Supplier’s expense, necessary to defend or settle such claim. Supplier will not be obligated to defend or be liable for costs and damages to the extent that the infringement arises out of or relates to (i) L-3’s misuse or modification of such Deliverable Work; (ii) L-3’s failure to use corrections or enhancements delivered to L-3, if such materials would have prevented the infringement; (iii) infringement that results from the combination by L-3 of the Deliverable Work with any product or technology not owned, developed, or provided by Supplier, unless Supplier knowingly contributes to the infringement caused by such combination, in providing the Deliverable Work to L-3 for L-3’s intended use or application; or (iv) compliance with information, directions, specifications, or materials provided by L-3. If any such Deliverable Work is, or in Supplier’s opinion is likely to be held to constitute an infringing product, Supplier shall at its expense and option either (a) procure the right for L-3 to continue using it; (b) replace it with a non-infringing equivalent; or (c) modify it to make it non-infringing.
11.	LIMITATION OF LIABILITY.

Neither party’s liability hereunder for damages, except for (i) Supplier’s liability under Section 10.2; (ii) liability for infringement of a third party intellectual property right defined in Section 10.4; or (iii) Supplier’s breach of Section 8 or 12 herein, shall not exceed the charges paid by L-3 for the particular work performed and/or related services involved. Except for Supplier’s breach of Section 8 or 12, no action, regardless of form, arising out of the transactions under this Agreement, may be brought by either party more than one (1) year after the cause of action has accrued, except that an action for non-payment by L-3 may be brought within one (1) year after the date of last payment.

EXCEPT FOR SUPPLIER’S LIABILITY AS PROVIDED IN SECTION 10.2, 10.4, OR SUPPLIER’S BREACH OF SECTION 8 OR 12, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.	CONFIDENTIAL INFORMATION; NON-COMPETITION UNDERTAKING.
12.1.	Supplier shall maintain proprietary, confidential and secret all L-3 information which may be disclosed to Supplier as being proprietary, confidential and secret in nature, and Supplier shall not disclose this information to any other person (including L-3 employees in any other division, group, or entity), firm, or

PROFESSIONAL SERVICES AGREEMENT
corporation. Supplier shall also maintain as confidential the “know-how” and future plans of L-3 relating to the fields of endeavor in which Supplier performs investigations, evaluations, and services for L-3, as well as the nature of certain work projects to which Supplier is exposed, and the identity of persons working on those projects.

12.2.	During Supplier’s performance of services to L-3, Supplier may be granted access to and use of software programs and other forms of intellectual property that are licensed to L-3 from third parties for L-3’s use (hereinafter “Third Party Intellectual Property”). Supplier’s use of Third Party Intellectual Property is strictly limited to supporting L-3 during Supplier’s performance of services. Supplier is not granted a license to Third Party Intellectual Property, and shall not (i) use, copy, or modify Third Party Intellectual Property except as specified by L-3; (ii) remove Third Party Intellectual Property from L-3’s premises without L-3’s prior approval; (iii) disassemble, decompile, or otherwise reverse engineer Third Party Intellectual Property; and (iv) disclose Third Party Intellectual Property to other third parties, or the existence of L-3’s license to use Third Party Intellectual Property.

12.3.	If, in connection with its performance, Supplier discloses to L-3 any ideas, developments, or suggestions conceived or actually reduced to practice by Supplier prior to its performance hereunder, no relationship, proprietary or otherwise, express or implied, is established with L-3 by the disclosure, no obligation of any kind is assumed by, nor may be implied against L-3, unless a separate written contract regarding the subject of disclosure is consummated by the parties, and then the obligation shall be only as expressed in the separate contract.

12.4	Supplier agrees to refrain from making any disparaging or derogatory remarks, comments or publications regarding L-3 or any of its affiliates, predecessors or successors or any of their respective officers, directors, employees, products or services.

12.5	Supplier hereby agrees that during the term of this Agreement and the 12-month period immediately thereafter, without the prior written consent of L-3, (i) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (a) entity which is in Competition with the business of the L-3 or (b) Competitive Activity and (ii) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by L-3 at any time during the twelve (12) months immediately preceding such solicitation. For purposes of this Section 12.5: (A) an entity shall be deemed to be in “Competition” with the L-3 if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by L-3 as a part of the business of L-3 within the same geographic area in which L-3 effects such sales or dealings or renders such services at the Relevant Date; and (B) “Competitive Activity” shall mean any business into which L-3 has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of L-3 if such steps had been completed prior to the Relevant Date; and (C) the term “Relevant Date” shall mean each date during the term of this Agreement through (and including) the effective date of termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 12.5 shall (x) prohibit Supplier from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with L-3 or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with L-3, so long as Supplier does not engage in any activity which is in Competition with any business of L-3 or is otherwise a Competitive Activity or (y) be construed so as to preclude Supplier from investing in any publicly or privately held company, provided Supplier’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

12.6	The parties hereto agree that the provisions of Section 12.5 are reasonable. If a court determines, however, that any provision of Section 12.5 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of Section 12.5 should be interpreted and enforced to the maximum extent which such court deems reasonable.
13.	SUPPLIER PERSONNEL. Supplier hereby agrees to submit to the L-3 representative set forth in the applicable SOW, the names, resumes, and other pertinent information requested by L-3 prior to utilization of any personnel by Supplier. L-3 reserves the right to request the replacement of any of the Supplier’s personnel assigned to perform

PROFESSIONAL SERVICES AGREEMENT
services under this Agreement and Supplier shall immediately remove such personnel and secure replacement(s) acceptable to L-3.

14.	NOTICES. Written notice shall be sent to the parties by facsimile (fax) to be followed up with U.S. certified mail at the following address:

L-3 Communications Corporation
600 Third Avenue
New York, New York 10016
Attention: Steven M. Post
Facsimile No. (212) 805-5306

Robert W. Drewes

Attention:
Facsimile No.

15.	CONFLICTING AGREEMENTS. Supplier warrants that it is not a party to any other existing agreement which would prevent Supplier from entering into this Agreement or which would adversely affect this Agreement.

16.	INDEPENDENT CONTRACTOR. It is understood and agreed that Supplier shall be acting as an independent Supplier and not as an agent or employee of L-3. Accordingly, the Supplier assumes all risks and hazards encountered in its performance of this agreement, and further, the Supplier shall be solely responsible for all injuries, including death, to all persons and all loss or damage to property which are attributed to the Supplier’s performance under this agreement or that of any agent, employee, or subcontractor engaged by the Supplier.

17.	TERMINATION.
17.1.	Any SOW referencing this Agreement may be terminated for cause by either party for failure to comply with any terms and conditions of this Agreement or the applicable SOW, provided however, that the party in breach shall have ten (10) working days, or such period as the parties may otherwise agree in writing, to cure such breach following written notification, and further provided default by either party under a SOW shall not affect any other SOW under this Agreement.

17.2.	Additionally, this Agreement and/or a SOW referencing this Agreement may be terminated for convenience by L-3 upon thirty (30) days prior written notice to Supplier. The terms of this Agreement shall survive any such termination of this Agreement, with respect to any SOW then in effect, until such SOW expires or is terminated as set forth in this Agreement. In the event of termination of this Agreement or a SOW, L-3’s sole obligation, except for those provided in Section 17.3, shall be to pay Supplier for any authorized work performed and authorized expenses incurred through the date of the termination, subject to the not-to-exceed amount set forth in the SOW or related L-3 Purchase Order. This paragraph shall not be deemed to waive, prejudice, or diminish any rights which L-3 or Supplier may have at law or in equity for an unlawful termination or other breach of this Agreement by the other party.

17.3.	The provisions of Sections 8, 9, 10, 11, 12, and 21 shall survive termination of this Agreement and the expiration or termination of any SOW issued under the Agreement.
18.	ETHICAL CONDUCT. It is acknowledged that any payment, gift, tip, meal, transportation, entertainment or other benefit or promise of a benefit provided to or paid for a U.S. Government employee by the Supplier other than pursuant to the limited authorized exceptions in the appropriate agency internal standard of conduct, is prohibited, whether or not the situation involved pertains to L-3 business.

It is further acknowledged that when acting on behalf of L-3 the Supplier shall neither seek nor receive information from non-L-3 sources which could compromise L-3’s code of ethical conduct and associated policies, or the policies of the U.S. Government. If the Supplier comes into possession of information which is not appropriate for L-3 to possess under either L-3’s code of ethical conduct or the U.S. Government policies, the Supplier will not reveal such information to L-3.

PROFESSIONAL SERVICES AGREEMENT
The Supplier agrees to comply fully with the procurement integrity provisions of the Office of Federal Procurement Policy Act (Procurement Integrity Act) and all regulations issued thereunder. Further, the Supplier agrees that it will execute such certifications as are required by L-3 or the Procurement Integrity Act and regulations issued thereunder regarding the Supplier’s compliance therewith.

19.	ACCESS TO L-3 FACILITIES. Supplier’s use and access to any applicable facility shall be subject to all L-3’s security, traffic, smoke free environment restrictions, as well as any other L-3 rules and regulations, and any and all other reasonable restrictions which L-3 may impose from time to time. Access may be limited to L-3’s normal hours of operations (excluding holidays and shutdowns periods, if any). L-3 may limit or deny access to any other Supplier representatives.

20.	[RESERVED].

21.	GENERAL.
21.1	ASSIGNMENT OF SERVICES AGREEMENT. The Consultant may not assign any of its rights or obligations hereunder without the prior written consent of L-3. L-3 may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor in the interest of L-3 without the consent of the Consultant. The Consultant shall be provided with written notice of such assignment. In all such cases, the assignment of this Agreement and the assumption of the rights and obligations thereunder shall be at no additional cost to L-3.

21.2.	FORCE MAJEURE. Neither party shall be liable for any delays resulting from acts of God, strikes, riots, acts of war, epidemics, or governmental regulations.

21.3.	NO PUBLICITY. Neither party hereto shall, without securing written consent of the other party, publicly announce the existence of this Agreement or advertise or release any publicity in regard thereto, except that L-3 and Supplier may disclose the terms of this Agreement to extent required by law or regulation.

21.4.	BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of L-3 and shall be binding upon and inure to the benefit of Supplier’s heirs, legal representatives, successors, and assigns.

21.5.	GOVERNING LAW; WAIVER OF JURY TRIAL. The validity, performance, and construction of this Agreement shall be governed by the laws of the State of Texas, excluding conflicts of laws provisions. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21.6.	SEVERABILITY. If any of the provisions or portions of this Agreement are invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted.

21.7.	ASSIGNMENT. Except as otherwise provided in this Agreement, neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, which assignment shall not be unreasonably withheld, and any such attempted assignment shall be void.

21.8.	MERGER OF AGREEMENT. This Agreement and/or any SOWs or L-3 Purchase Orders which are issued with reference to this Agreement and accepted by Supplier constitute the entire understanding between the parties relating to the subject matter hereof, and supersede all previous communications, representations, or agreements, either oral or written, with respect to the subject matter hereof, and no representations or statements of any kind made by any representative of Supplier or L-3, which are not stated in this Agreement and any SOW or L-3 Purchase Order, shall be binding on Supplier or L-3. Where this Agreement conflicts with the terms of L-3’s SOW or Purchase Order, the terms of this Agreement will supersede those of the SOW or Purchase Order only to the extent of such conflict. No addition to or modification of any provision of this Agreement shall be binding upon Supplier or L-3 unless made in writing and signed by the respective duly authorized representatives of Supplier and L-3.

PROFESSIONAL SERVICES AGREEMENT
21.9	EQUITABLE RELIEF. Supplier acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her agreements contained in Section 8 or 12 hereof, and that in addition to any other remedies available to L-3, L-3 shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the agreements contained in such Sections.
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized representative.

L-3 COMMUNICATIONS CORPORATION	ROBERT W. DREWES

By: /s/ Steven M. Post	By: /s/ Robert W. Drewes

Name: Steven M. Post

Title: SVP and General Counsel

Date: 1 August 2008	Date: 29 July 2008

PROFESSIONAL SERVICES AGREEMENT
ATTACHMENT A
TRAVEL & REIMBURSABLE EXPENSES
L-3 company policy and practice used internally and with suppliers that relates directly to travel and similar reimbursable expenses which are covered in the Agreement. Supplier will comply with these L-3 practices when billing for direct out-of-pocket expenses.
1.	Air transportation expenses: L-3 will only reimburse for coach or special discounted fares on domestic flights. Nonstop flights should be used discriminately and only when “business needs dictate”. Business class is reimbursable for international travel when it is in the best interest of L-3, and when cost is not prohibitive. Trips should also be booked as far in advance as possible to qualify for special air fare promotions and discount fares; otherwise, when possible, unrestricted low-cost carriers should be used.

2.	Lodging expense: Supplier should coordinate with the L-3 contact designated in the applicable SOW, to identify hotels with whom L-3 has negotiated special rates, or when such accommodations are not available, use hotels where corporate discounts are offered.

3.	Meal expenses: The reasonable cost of meals on overnight trips is allowed while traveling on L-3’s behalf. When dining with L-3 employees, separate checks should be requested. Entertainment, such as theater tickets and hotel room movies, are personal expenses, and are not reimbursable. Expenses for meals and other entertainment provided to L-3 employees are not reimbursable. Meals pertaining to travel on one-day trips that meet or exceed a 55 mile radius, will be reimbursed by L-3.

4.	Alcoholic beverages: Alcoholic beverage costs are not reimbursable under normal business expenses. It could be covered under rare cases if approved by L-3 Senior Management. In those cases, all alcoholic beverage expenses will be listed separately as entertaining expense.

5.	Tips: Tips are an acceptable expense if they represent customary and reasonable amounts for meals, porter, taxi, or similar services. Tips for meals must be included in the meal cost and tips for the ground transportation must be included in transportation costs. Tips to porters, bellhops, etc. should be listed as miscellaneous travel.

6.	Laundry expense: Charges for laundry are reimbursable by L-3 if the trip exceeds four (4) days.

7.	Car rental: In the U.S., compact cars will be rented when available, and comparable models will be rented when traveling internationally. All optional insurance for rental cars while on L-3 business in the U.S. and Canada, are not reimbursable. Optional collision insurance purchased internationally is acceptable where obligatory. Fines for parking or traffic violations are not reimbursable expenses whether incurred in a rental car or while using one’s personal automobile for L-3 business.

8.	Local travel: The approved reimbursement rate for use of one’s personal automobile for L-3’s business is the maximum amount allowed by current IRS regulations. Local travel between the Supplier and L-3 as a normal part of doing business is not reimbursable.

9.	Telephone expense: L-3 allows reasonable and customary personal telephone expenses while traveling (called safe arrival or time of departure calls NTE $10-$20). In those instances where approved business calls are charged to a personal telephone, the original bill must be submitted with an explanation for each call. L-3/IS will not be responsible for the entire phone bill or wireless service or personal in-ternet access.

10.	Expense statements: Expense Statements, when traveling on L-3’s behalf, should contain information pertaining to only one (1) trip and must be prepared on a timely basis. Original copies of airline tickets, itinerary and hotel charges, car rentals and other expense in excess of twenty-five dollars ($25.00) must be included.

Statement of Work
Robert W. Drewes
This statement of work outlines the tasking associated with consulting services from Robert W. Drewes under the Professional Services Agreement being executed simultaneously with this statement.
Work Scope: Mr. Drewes shall provide the following services:
1)	Customary assistance and support in connection with transitioning the position of President of L-3 Integrated Systems Group (or its successors) to one or more individuals to be appointed on an interim or permanent basis.

2)	General strategic advice with respect to the business, operations and prospects of L-3 Integrated Systems Group (or its successors), and as requested with respect to any other group, subsidiary, division or business unit of L-3 Communications Corporation and its direct or indirect Subsidiaries.
Period of Performance: The Period of performance is August 5, 2008 through August 4, 2011.
Rate of Pay: $10,000 per month.
Travel Requirements: The parties do not currently anticipate any significant travel requirements in connection with the performance of this statement of work. The guidelines in support of travel reimbursement are in accordance with the Professional Services Agreement (PSA) and will be reimbursed at actual cost. In the event the parties mutually agree to modify the anticipated travel requirements, the parties shall consider additional modifications to this statement of work as may be appropriate to compensate for this change.
All questions pertaining to this Statement of Work are to be directed/coordinated with Curtis Brunson, Senior Vice President — Corporate Strategy and Development, 600 Third Avenue, New York, NY 10016

L-3 COMMUNICATIONS CORPORATION	ROBERT W. DREWES

By: /s/ Steven M. Post	By: /s/ Robert W. Drewes

Name: Steven M. Post

Title: SVP and General Counsel

Date: 1 August 2008	Date: 29 July 2008